Artisan Partners Asset Management Inc. Reports 3Q15 Results
Milwaukee, WI - October 26, 2015 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and nine months ended September 30, 2015, including net income and earnings per share. The full third quarter 2015 earnings release and investor presentation can be viewed at www.apam.com.

Eric Colson, Artisan Partners’ Chief Executive Officer, said, “In the third quarter, total AUM was negatively impacted by the significant decline in world-wide equity markets and by net client cash outflows. Recent market volatility, driven by macro events, changing investor behavior, and newly popular forms of investing such as high frequency trading, liquid alternatives and ETFs, has produced considerable uncertainty. That uncertainty has intensified negative sentiment and driven valuations lower. We have thoughtfully designed our financial model to adjust automatically in times like these, which allows us to remain focused on who we are as a firm and continue to make long-term investments in our business. We neither expect nor try to create linear outcomes.”

“The launch of our new Developing World strategy is an example of our approach. Despite uncertainty in emerging markets, at the beginning of 2015, we hired an experienced portfolio manager with a history of delivering strong results and a mind-set consistent with Artisan’s values. We launched the Developing World strategy at the beginning of July when the new Developing World team was ready. We weren’t trying to time markets or secular industry trends. While the third quarter proved to be the worst quarter for emerging markets equities in four years, the creation of the Developing World team and the launch of the Developing World strategy are positive investments in Artisan’s long-term business value that we made despite market uncertainty.”
Business Update
Regarding the firm’s results, Mr. Colson said, “As of September 30, 2015, all of our strategies have continued to follow their objectives with integrity. Eight of our twelve investment strategies with at least a five-year track record added value relative to their broad performance benchmarks over the trailing five-year period. Six of our eight strategies with a ten-year track record added value relative to their broad performance benchmarks over that period.
“During the quarter, net outflows from the strategies managed by our U.S. Value team continued to more than offset positive net flows for the rest of our business. We experienced a total of $1.3 billion in net outflows during the quarter, with $1.6 billion of net outflows from the U.S. Value team strategies. Our Global Equity, Growth, and Global Value teams continue to deliver strong investment returns and stable to growing client bases. While we have recently seen some attrition in several of those teams’ strategies, we are confident that the combination of strong long-term results and experienced leadership will allow us to manage capacity across those teams’ strategies.
“Despite market and industry uncertainty, we remain committed to delivering long-term investment results, which we believe will also drive thoughtful growth. Consistent with that commitment, in September, we announced the beginning of a process for closing our Non-U.S. Growth strategy and the partial re-opening of our Global Value strategy. Those decisions resulted from our business discipline, taking into account capacity and flows, client mix, portfolio positioning and liquidity, and the judgment of our investment decision-makers. While our disciplined approach to protecting and managing the integrity of our strategies impacts short-term client cash flow trends, we believe that it increases the probability of delivering exceptional long-term investment results. As long-term stewards of client assets and owners of this firm, we strongly believe that doing what’s best for clients and our investment talent will result in long-term sustainable growth.”

Conference Call
The Company will host a conference call on October 27th, at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. The call will be webcast and can be accessed via the investor relations section of artisanpartners.com. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10067514. A replay of the call will be available until November 3, 2015 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10067514. In addition, the webcast will be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Among the important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Artisan Partners brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com